EXHIBIT 99.2

March 31, 2021	QUARTERLY REPORT

Dear Shareholder:

The U.S economy strengthened during the first quarter of 2021 as substantial additional federal spending, monetary policy support from the Federal Reserve, and accelerated vaccine distribution reinforced confidence in our ability to move through the pandemic and on to the “next normal” later this year.  While short-term interest rates remain anchored at near zero, longer-term interest rates rose and there is now more slope to the yield curve than we have had in over a year.  We expect support from Washington to continue as the new administration is pressing for additional spending to support the economic recovery and the Fed has clearly stated its intention to hold short-term rates at or near the present level for the foreseeable future.  The liquidity created through these collective efforts has contributed to strong equity markets, generally, and the banking sector performed well during the quarter.

Internally, we substantially completed a management reorganization during the first quarter that further aligns the Team to deliver on our mission of “Creating Value Through Relationships” while leveraging corporate resources to support future growth.  Competition, technology and the economy have changed significantly, and COVID has accelerated the adoption of innovations that support online commerce and a remote workforce and altered consumer behavior. When combined with our recent success in establishing a substantial franchise in southeastern PA and initial LPO in southcentral PA (York), we needed to adjust and clarify the structure to meet customer needs, drive strategic priorities, and develop talent for the future.  A press release that includes the details was issued on March 1 and it is appropriate to congratulate all those across C&N that have earned new opportunities to lead our company.

C&N was very active during the quarter with the Paycheck Protection Program (PPP) loans by funding $73 million of customer requests in the latest round following the $175 million provided to customers during the initial round in 2020.  We continued to work through the forgiveness process with those customers who received PPP loans last year with over $95 million of the $175 million completed as of March 31. Residential mortgage lending also continued to be very strong, although somewhat below the pace in 2020, as low interest rates remain supportive of housing and refinance activity.  PPP and mortgage lending have been our primary focus to meet customer needs and provide support through this uncertain time.

First quarter results were very strong with net income of $8.8 million compared to $4.2 million in the same quarter of 2020 while diluted earnings per share was $.55, up from $.30 last year.   The impact of the Covenant acquisition is reflected in C&N’s profile and many performance metrics. 2021 net interest income of $20,083,000, including $1,998,000 of interest and fees on PPP loans, was $5,801,000 higher than the first quarter 2020 total.  Average outstanding loans increased $466.1 million and average total deposits increased $570.9 million year-over-year. Core deposit growth was solid and our funding mix continues to improve, reflecting the success of our relationship model, the impact of PPP-related activity and the desire of many customers to sustain cash reserves in this environment. The net interest margin for the first quarter 2021 was 4.00% as compared to 3.83% for the first quarter 2020. The average yield on earning assets of 4.33% for the first quarter 2021 was down 0.22% from the first quarter 2020, while the average rate on interest-bearing liabilities of 0.47% in the fourth quarter 2020 was 0.54% lower than the comparable first quarter 2020 average rate.

Overall credit quality metrics remained stable with minimal charge-offs and recoveries, resulting in a net recovery of $17,000 during the quarter. The provision for loan losses was $259,000 in the first quarter 2021 as compared to $1,528,000 in the first quarter 2020 which included the effects of recording a specific allowance of $1,193,000 on a commercial loan for which a charge-off of $2,219,000 was subsequently recorded in the third quarter 2020.

Noninterest income for the first quarter 2021 was up $1,501,000 from the first quarter 2020 total. Net gains from sales of loans of $1,064,000 for the first quarter 2021 were up $749,000 from the total for the first quarter 2020, reflecting an increase in volume of mortgage loans sold due mainly to the impact of historically low interest rates on the housing market and refinancing activity mentioned earlier. Other significant contributors to the overall increase were greater income from tax credits related to PA Educational Improvement Tax Credit Program donations ($262,000), loan servicing income ($262,000), interchange fees ($150,000), and trust revenues ($147,000), while service charges on deposit accounts declined ($235,000).

Noninterest expense, excluding merger-related expenses, increased $2,797,000 in the first quarter 2021 over the first quarter 2020 amount. Nearly all categories were impacted by the Covenant acquisition including salaries and employee benefits, net occupancy expenses, and IT and related contract expenses.  Donations expenses also rose consistent with the tax credit revenue mentioned previously.  The result, however, is that total revenues increased substantially more than expenses, resulting in an efficiency ratio of just under 58% in the first quarter of 2021 compared to 65% in the first quarter of 2020.

C&N strength continues to be reflected in capital ratios, which are at levels that demonstrate the capacity to absorb significant credit losses, if they arise, while continuing to meet regulatory requirements to be considered well capitalized. In January, the Board approved and announced a stock repurchase program of up to 1 million shares in open market transactions, replacing the existing program that included up to 600,000 shares.  No purchases were made during the first quarter. In April, the Board declared a regular quarterly cash dividend of $.28 per share to shareholders of record on May 3, 2021, payable on May 14, 2021.  This is a 3.7% increase from the $.27 quarterly cash dividend paid during 2020 and the first quarter 2021.

In closing, I want to thank the C&N Team for their ongoing commitment to our Company’s mission.  In addition to the results and accomplishments set forth in this letter, their support of the community through GBGT continues to be extraordinary.  Please review the Community&Commitment section of this report for the details.

As always, we appreciate your confidence in this team and support of our Company.  We have started 2021 with a strong first quarter and hope to see many of you in person as the world reopens in the months ahead.

J. Bradley Scovill

President and CEO

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data)   (Unaudited)

	1ST	1ST
	QUARTER	QUARTER
	2021	2020
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$21,754	$17,037	$4,717	27.69%
Interest Expense	1,671	2,755	(1,084)	(39.35)%
Net Interest Income	20,083	14,282	5,801	40.62%
Provision for Loan Losses	259	1,528	(1,269)	(83.05)%
Net Interest Income After Provision for Loan Losses	19,824	12,754	7,070	55.43%
Noninterest Income	6,782	5,281	1,501	28.42%
Merger-Related Expenses	0	141	(141)	(100.00)%
Other Noninterest Expenses	15,709	12,912	2,797	21.66%
Income Before Income Tax Provision	10,897	4,982	5,915	118.73%
Income Tax Provision	2,110	816	1,294	158.58%
Net Income	$8,787	$4,166	$4,621	110.92%
Net Income Attributable to Common Shares (1)	$8,722	$4,146	$4,576	110.37%
PER COMMON SHARE DATA:
Net Income - Basic	$0.55	$0.30	$0.25	83.33%
Net Income - Diluted	$0.55	$0.30	$0.25	83.33%
Dividend Per Share - Quarterly	$0.27	$0.27	$0.00	0.00%
Number of Shares Used in Computation - Basic	15,850,217	13,685,257
Number of Shares Used in Computation - Diluted	15,854,451	13,699,238

(1)	Basic and diluted net income per common share are determined based on net income less earnings allocated to nonvested restricted shares with nonforfeitable dividends.

CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(In Thousands) (Unaudited)

	March 31,	March 31,	March 31, 2021 vs 2020
	2021	2020	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$207,145	$32,678	$174,467	533.90%
Available-for-sale Debt Securities	366,376	342,416	23,960	7.00%
Loans, Net	1,602,926	1,156,143	446,783	38.64%
Bank-Owned Life Insurance	30,247	18,745	11,502	61.36%
Bank Premises and Equipment, Net	20,740	18,023	2,717	15.08%
Intangible Assets	56,222	29,573	26,649	90.11%
Other Assets	49,939	31,867	18,072	56.71%
TOTAL ASSETS	$2,333,595	$1,629,445	$704,150	43.21%

LIABILITIES
Deposits	$1,923,925	$1,249,912	$674,013	53.92%
Borrowed Funds	60,230	110,551	(50,321)	(45.52)%
Subordinated Debt	16,534	6,500	10,034	154.37%
Other Liabilities	32,850	11,254	21,596	191.90%
TOTAL LIABILITIES	2,033,539	1,378,217	655,322	47.55%

STOCKHOLDERS' EQUITY
Common Stockholders' Equity, Excluding Accumulated
Other Comprehensive Income	293,097	241,754	51,343	21.24%
Accumulated Other Comprehensive Income:
Net Unrealized Gains on Available-for-sale Debt Securities	6,847	9,230	(2,383)	(25.82)%
Defined Benefit Plans	112	244	(132)	(54.10)%
TOTAL STOCKHOLDERS' EQUITY	300,056	251,228	48,828	19.44%
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$2,333,595	$1,629,445	$704,150	43.21%